Exhibit 99.1

News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

PublicStorage.com

For Release: Immediately

Date: February 20, 2018

Contact: Clemente Teng

(818) 244-8080, Ext. 1141

Public Storage Announces Senior Management Changes

GLENDALE, California—Public Storage (NYSE:PSA) announced today a number of key senior management changes as part of its succession planning program.

Effective January 1, 2019, Joe Russell will be appointed Chief Executive Officer, in addition to his role as President. Mr. Russell will also join the Board as trustee on the same date. Ron Havner, the Company’s CEO since 2002 and officer since 1986, will remain as Chairman of the Board.

Also effective January 1, 2019, Tom Boyle will be appointed Chief Financial Officer. On the same date, John Reyes, the Company’s CFO since 1996 and officer since 1990, will be appointed to the Board of Trustees.

“I am proud to have served as Public Storage’s CEO for over fifteen years. Together with John Reyes, we have created significant value for our shareholders and look forward to contributing to the Company in our new roles. We are pleased that Joe and Tom have a long history with our Company,” Mr. Havner said. “Before becoming President in 2016, Joe was affiliated with Public Storage as President and CEO of PS Business Parks since 2002. Before joining us as Chief Financial Officer, Operations in 2016, Tom was an investment banker with Morgan Stanley who worked closely with us on capital markets transactions over the last decade,” added Mr. Havner.

Gary Pruitt, lead independent trustee of Public Storage’s Board said, “The principle which has guided the Board’s succession planning has been to provide for an orderly management succession and continuity at the same time. We believe with these actions we have achieved that result. We are grateful to Ron Havner and John Reyes for their long and successful tenures leading the Company and appreciate their continued commitment to the Company with their Board service.”

Mr. Pruitt added, “Board succession and an appropriate balance of renewal and experience, including diversity and independence, continue to be a focus of our Governance Committee and the Board. As part of that process, we anticipate additional independent Board candidates will be considered to join the Board in the future.”

The Company also announced additional organizational changes and promotions:

•	John Sambuco, Executive Vice President, Operations, has been promoted to President of Asset Management. Mr. Sambuco has been with Public Storage for 26 years, starting as a District Manager in Southern California and throughout his tenure has led many different teams and functions, including serving as Chief Operating Officer for Shurgard Europe. In his new role, Mr. Sambuco will oversee the Company’s asset management team, as well as focus on store branding.

•	Pete Panos, Executive Vice President, Operations, has been promoted to President of Third Party Management. Mr. Panos has been with Public Storage for 19 years, starting as a Regional Vice President in Texas and throughout his tenure has led many different teams and functions, including serving as Chief Operating Officer for Shurgard Europe. In his new role, Mr. Panos will be focused on growing the Company’s third-party management business.

•	Steven Lentin has been promoted to Chief Operating Officer. Mr. Lentin has been with Public Storage for 12 years, starting as a District Manager in Miami, Florida and recently serving as a divisional manager for the Southeast markets. Steve will lead the property operations group.

Mr. Havner said, “John, Pete, and Steven have been instrumental in the growth and success of the Company. Their long-tenure and multifaceted experience will position them for continued success.”

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California. At December 31, 2017, we had interests in 2,386 self-storage facilities located in 38 states with approximately 159 million net rentable square feet in the United States and 222 storage facilities located in seven Western European nations with approximately 12 million net rentable square feet operated under the “Shurgard” brand. We also own a 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28 million rentable square feet of commercial space at December 31, 2017.

Additional information about Public Storage is available on the Internet. The Company’s web site is PublicStorage.com.

# # #